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                                STOCK OPTION AGREEMENT

                      DATED AS OF THE 19TH DAY OF DECEMBER, 1996

                                    BY AND BETWEEN

                                   MONARCH BANCORP

                                         AND

                           CALIFORNIA COMMERCIAL BANKSHARES




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                           TABLE OF CONTENTS

                                                                PAGE

INDEX OF DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . iv

SECTION 1.  GRANT OF OPTION. . . . . . . . . . . . . . . . . . .  1

SECTION 2.  EXERCISE OF OPTION.. . . . . . . . . . . . . . . . .  1
    (a)  Timing of Exercise, Termination.. . . . . . . . . . . .  1
    (b)  Preliminary Purchase Event. . . . . . . . . . . . . . .  2
    (c)  Purchase Event. . . . . . . . . . . . . . . . . . . . .  4
    (d)  Notice by Issuer. . . . . . . . . . . . . . . . . . . .  4
    (e)  Notice of Exercise. . . . . . . . . . . . . . . . . . .  4
    (f)  Payments. . . . . . . . . . . . . . . . . . . . . . . .  5
    (g)  Delivery of Common Stock. . . . . . . . . . . . . . . .  5
    (h)  Common Stock Certificates.. . . . . . . . . . . . . . .  5
    (i)  Holder of Record. . . . . . . . . . . . . . . . . . . .  6

SECTION 3.  ISSUER'S COVENANTS.. . . . . . . . . . . . . . . . .  6
    (a)  Available Shares. . . . . . . . . . . . . . . . . . . .  6
    (b)  Compliance. . . . . . . . . . . . . . . . . . . . . . .  6
    (c)  Certain Actions, Applications and Arrangements. . . . .  6
    (d)  Dilution. . . . . . . . . . . . . . . . . . . . . . . .  7

SECTION 4.  EXCHANGE OF OPTION.. . . . . . . . . . . . . . . . .  7

SECTION 5.  ADJUSTMENTS. . . . . . . . . . . . . . . . . . . . .  7

SECTION 6.  REGISTRATION RIGHTS. . . . . . . . . . . . . . . . .  8

SECTION 7.  OPTION AND OPTION SHARE REPURCHASE.. . . . . . . . .  9
    (a)  Right to Repurchase, Price. . . . . . . . . . . . . . .  9
    (b)  Repurchase Procedure. . . . . . . . . . . . . . . . . . 10
    (c)  Regulatory Approvals, Partial Repurchase. . . . . . . . 11

SECTION 8.  SUBSTITUTE OPTION. . . . . . . . . . . . . . . . . . 12
    (a)  Grant of Substitute Option. . . . . . . . . . . . . . . 12
    (b)  Exercise of Substitute Option.. . . . . . . . . . . . . 12
    (c)  Terms of Substitute Option. . . . . . . . . . . . . . . 13
    (d)  Substitute Option Definitions.. . . . . . . . . . . . . 13
    (e)  Cap on Substitute Option . . . . . . . . . . . . . . . .14

SECTION 9.  EXTENSION OF EXERCISE RIGHT. . . . . . . . . . . . . 14

SECTION 10.  ISSUER REPRESENTATIONS AND WARRANTIES . . . . . . . 15
    (a)  Corporate Authority . . . . . . . . . . . . . . . . . . 15
    (b)  Availability of Shares. . . . . . . . . . . . . . . . . 15


                                 -i-


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SECTION 11.  Assignment. . . . . . . . . . . . . . . . . . . . . 15
    (a)  Assignment. . . . . . . . . . . . . . . . . . . . . . . 15
    (b)  Restrictive Legend. . . . . . . . . . . . . . . . . . . 16

SECTION 12.  Filings and Consents. . . . . . . . . . . . . . . . 16

SECTION 13.  Remedies. . . . . . . . . . . . . . . . . . . . . . 17

SECTION 14.  Severability. . . . . . . . . . . . . . . . . . . . 17

SECTION 15.  Notices . . . . . . . . . . . . . . . . . . . . . . 17

SECTION 16.  Counterparts. . . . . . . . . . . . . . . . . . . . 17

SECTION 17.  Expenses. . . . . . . . . . . . . . . . . . . . . . 18

SECTION 18.  Entire Agreement. . . . . . . . . . . . . . . . . . 18

SECTION 19.  Definitions . . . . . . . . . . . . . . . . . . . . 18

SECTION 20.  Effect on Plan. . . . . . . . . . . . . . . . . . . 18

SECTION 21.  Selections. . . . . . . . . . . . . . . . . . . . . 18

SECTION 22.  Further Assurances. . . . . . . . . . . . . . . . . 18

SECTION 23.  Voting. . . . . . . . . . . . . . . . . . . . . . . 18

                        INDEX OF DEFINED TERMS

                                                                PAGE

Acquiring Corporation. . . . . . . . . . . . . . . . . . . . . . 13
Acquisition Transaction. . . . . . . . . . . . . . . . . . . . .  3
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Average Price. . . . . . . . . . . . . . . . . . . . . . . . . . 13
Beneficial Ownership . . . . . . . . . . . . . . . . . . . . . .  2
BHC Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . .  3
Exercise Termination Event . . . . . . . . . . . . . . . . . . .  2
Federal Reserve Board. . . . . . . . . . . . . . . . . . . . . .  3
Governmental Authority . . . . . . . . . . . . . . . . . . . . .  3
Grantee. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Grantee Subsidiary . . . . . . . . . . . . . . . . . . . . . . .  2
Initial Price. . . . . . . . . . . . . . . . . . . . . . . . . .  1
Issuer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Issuer Subsidiary. . . . . . . . . . . . . . . . . . . . . . . .  2
Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Notice Date. . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Notice/Application . . . . . . . . . . . . . . . . . . . . . . .  4
Notification . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Option Notice. . . . . . . . . . . . . . . . . . . . . . . . . .  4
Option Price . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Option Repurchase Price. . . . . . . . . . . . . . . . . . . . .  9
Option Repurchase Request Date . . . . . . . . . . . . . . . . .  9
Option Share Repurchase Price. . . . . . . . . . . . . . . . . . 10
Option Share Repurchase Request Date . . . . . . . . . . . . . . 10
Option Shares. . . . . . . . . . . . . . . . . . . . . . . . . .  8
Owner. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Preliminary Purchase Event . . . . . . . . . . . . . . . . . . .  2
Purchase Event . . . . . . . . . . . . . . . . . . . . . . . . .  4
SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . .  3
Securities Exchange Act. . . . . . . . . . . . . . . . . . . . .  2
Substitute Common Stock. . . . . . . . . . . . . . . . . . . . . 13
Substitute Option. . . . . . . . . . . . . . . . . . . . . . . . 12
Substitute Option Issuer . . . . . . . . . . . . . . . . . . . . 12
Substitute Purchase Price. . . . . . . . . . . . . . . . . . . . 12
Tender Offer . . . . . . . . . . . . . . . . . . . . . . . . . .  3


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


                                STOCK OPTION AGREEMENT

              STOCK OPTION AGREEMENT, dated as of the 19th day of December, 1996 (this "Agreement"), between Monarch Bancorp, a California corporation ("Grantee"), and California Commercial Bankshares, a California corporation ("Issuer").

                                     WITNESSETH:

              WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Plan"), which is being executed by the parties hereto simultaneously with the execution of this Agreement; and

              WHEREAS, as a condition and inducement to Grantee's entering into the Plan and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below);

              NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Plan, the parties hereto agree as follows:

              SECTION 1. GRANT OF OPTION. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 635,570 (or such lesser amount as shall constitute 19.9% of the outstanding shares of the Common Stock on the date of exercise) fully paid and nonassessable shares of Common Stock, no par value ("Common Stock"), of Issuer at a price per share equal to $9.50 per share (the "Initial Price"); PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue (other than pursuant to options and warrants to issue Common Stock in effect as of the date hereof) any shares of Common Stock at a price less than the Initial Price (as adjusted pursuant to Section 5(b)), such price shall be equal to such lesser price (such price, as adjusted as hereinafter provided, the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

              SECTION 2.  EXERCISE OF OPTION.

              (a) TIMING OF EXERCISE, TERMINATION. Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); PROVIDED that the Option shall terminate and be of no further force and effect upon the earliest to

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    occur of (i) the time immediately prior to the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event (as defined below),
    (iii) 18 months after the termination of the Plan following the occurrence of a Preliminary Purchase Event (as defined below), (iv) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Plan by Grantee pursuant to Section 6.1(b)(iii), (e) or (f) thereof), or (v) 18 months after the termination of the Plan by Grantee pursuant to
    Section 6.1(b)(iii), (e) or (f) thereof.  The events described in clauses
    (i) - (v) in the preceding sentence are hereinafter collectively referred to as an "Exercise Termination Event."

              (b) PRELIMINARY PURCHASE EVENT. The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

              (i) Issuer or any of its subsidiaries (each an "Issuer Subsidiary") without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any Person (the term "Person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Securities Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any of Issuer's subsidiaries, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any subsidiary, other than by exercise of options, warrants or other rights (or in settlement or satisfaction of such rights) set forth in Annex 2 to the Plan, provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

              (ii) Any Person (other than Grantee or any Grantee Subsidiary) shall have acquired Beneficial

         Ownership or the right to acquire Beneficial Ownership, other than by exercise of options, warrants or other rights (or in settlement or satisfaction of such rights) set forth in Annex 2 to the Plan, of shares of Common Stock (the term "Beneficial Ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder) such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 10% or more of the then outstanding shares of Common Stock if such person is a director or officer of the Issuer, and 25% or more of the then outstanding shares of Common Stock if such person is not a director or officer of the Issuer;

              (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Grantee or any subsidiary of Grantee shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange
         Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

              (iv) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan or the holders of Common Stock shall not have approved the Plan at the meeting of such stockholders held for the purpose of voting on the Plan, such meeting shall not have been held or shall have been canceled prior to termination of the Plan or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan;

              (v) Any Person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent or in connection with the exercise of options, warrants or other rights (or in settlement or satisfaction of such rights) set forth in Annex 2 to the Plan, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other governmental authority or regulatory or administrative agency or commission (each, a "Governmental Authority") for approval to engage in an Acquisition Transaction; or

              (vi) The Board of Directors of Issuer does not recommend that the stockholders of Issuer approve the Plan.

              (c) PURCHASE EVENT. The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

              (i) The acquisition by any person other than Grantee or any Grantee Subsidiary of Beneficial Ownership of shares of Common Stock, other than by exercise of options, warrants or other rights (or in settlement or satisfaction of such rights) set forth in Annex 2 to the Plan or as a result of the execution and delivery of Shareholders Agreements referred to in Section 4.16 of the Plan, such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 20% or more of the then outstanding shares of Common Stock if such person is a director or officer of the Issuer, and 25% or more of the then outstanding shares of Common Stock if such person is not a director or officer of the Issuer; or

             (ii)  The occurrence of a Preliminary Purchase Event described in
         Section 2(b)(i) hereof except that the percentage referred to in clause (z) shall be 20%.

              (d) NOTICE BY ISSUER. Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event; PROVIDED, HOWEVER, that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

              (e) NOTICE OF EXERCISE. In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice" and the date of which being hereinafter referred to as the "Notice Date") specifying (i) the total number of shares of

    Common Stock it will purchase pursuant to such exercise, (ii) the aggregate purchase price as provided herein and (iii) a period of time (that shall not be less than three business days nor more than thirty business days) running from the Notice Date (the "Closing Date") and a place at which the closing of such purchase shall take place; PROVIDED, THAT, if prior notification to or approval of the Federal Reserve Board or any other Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be), (a) Grantee shall promptly file, or cause to be filed, the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process, or cause to be expeditiously processed, the Notice/Application and (c) for the purpose of determining the Closing Date pursuant to clause (iii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of (x) in connection with any Notification, the date on which any required notification periods have expired or been terminated and (y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired. For purposes of Section 2(a) hereof, any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

              (f) PAYMENTS. At the closing referred to in Section 2(e) hereof, Grantee shall pay to Issuer the aggregate Option Price for the shares of Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; PROVIDED, HOWEVER, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

              (g) DELIVERY OF COMMON STOCK. At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f) hereof, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock specified in the Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Common Stock purchasable hereunder.

              (h) COMMON STOCK CERTIFICATES. Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

              The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between Monarch Bancorp and California Commercial Bankshares ("Issuer") dated as of the 19th day of December, 1996. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.
    In addition, such certificates shall bear any other legend as may be required by law. The Grantee agrees that, except as otherwise contemplated hereby, the Shares to be acquired pursuant hereto will be acquired for investment only and not with a view to any public distribution thereof, and Grantee will not offer to sell or otherwise dispose of the Shares in violation of any of the requirements of the Securities Act.

              (i) HOLDER OF RECORD. Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, Grantee shall be deemed to be the holder of record of the number of shares of Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee.

              SECTION 3.  ISSUER'S COVENANTS.

              (a) AVAILABLE SHARES. The Issuer agrees that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, all of which shares will, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests.

              (b) COMPLIANCE. The Issuer agrees that it will not, by amendment of its articles of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

              (c) CERTAIN ACTIONS, APPLICATIONS AND ARRANGEMENTS. Issuer shall promptly take all action as may from time to time be required (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended ("BHC Act"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any other Governmental Authority is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

              SECTION 4. EXCHANGE OF OPTION. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used in this Section 4 include any agreements and related options for which this Agreement and the Option granted hereby may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

              SECTION 5. ADJUSTMENTS. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

         (a) In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise to become outstanding as a result of any such change (other than pursuant to an exercise of the Option or any other options, warrants or other rights (or in settlement or satisfaction of such rights) set forth in Annex 2 to the Plan), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it represents the same proportion of the number of shares of Common Stock then issued and outstanding as such proportion before the applicable event described in this Section 5(a).

         (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

              SECTION 6. REGISTRATION RIGHTS. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare and file a registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective, and to remain current and effective for a reasonable period after such registration statement first becomes effective, in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; PROVIDED, HOWEVER, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 6 for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that Issuer has a BONA FIDE business purpose for preserving as confidential. Grantee shall have the right to demand one such registration at the Issuer's expense and additional registrations at its own expense. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offering or inclusion of the Option Shares would interfere materially with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction, the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 33 1/3% of the total number of shares of Common Stock held by Grantee and Issuer covered in such registration statement; PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6(a) shall be permitted or occur, and the Grantee shall thereafter be entitled to one additional registration statement at the Grantee's expense. In addition, if the Company proposes to register its Common Stock or any other securities on a form that would permit the registration of the Shares for public sale under the Securities Act (whether proposed to be offered for sale by the Issuer or any other Person) it will give prompt written notice to Grantee of its intention to do so, specifying the relevant terms of such proposal, including the proposed maximum offering price thereof. Upon the written request of the Grantee delivered to the Issuer within 10 business days after the giving of any such notice, which request shall specify the number of Shares desired to be disposed by Grantee, the Company will use its best efforts to effect, in connection with its proposed registration, the registration under the Securities Act of the Shares set forth in such request. The Grantee shall be entitled to two such registrations at the Issuer's expense and additional registrations at its own expense. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Notwithstanding the foregoing, if Grantee revokes any Option Notice or fails to exercise any Option with respect to any Option Notice pursuant to Section 2(e) hereof, Issuer shall not be obligated to continue any registration process with respect to the sale of Option Shares issuable upon the exercise of such Option and Grantee shall not be deemed to have demanded registration of Option Shares.

              (b) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain any approval required to exercise the Option as described in Section 8 hereof, the closing of the sale or other disposition of the Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

              SECTION 7.  SUBSTITUTE OPTION.

              (a) GRANT OF SUBSTITUTE OPTION. In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Material Subsidiary's assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling person being hereinafter referred to as the "Substitute Option Issuer").

              (b) EXERCISE OF SUBSTITUTE OPTION. The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the product of (i) the Market Price (as defined below) MULTIPLIED by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, DIVIDED by (ii) the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the product of the Option Price MULTIPLIED by a fraction in which the numerator is the number of shares of Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable. For purposes of this Agreement, the term "Market Price" shall mean the highest of (i) the price per share of Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise) and (ii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized independent investment banking firm selected by Grantee divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market Price, the value of consideration other than cash shall be the value determined by a nationally recognized independent investment banking firm investing banking firm selected by Grantee whose determination shall be conclusive and binding on all parties.

              (c) TERMS OF SUBSTITUTE OPTION. The Substitute Option shall otherwise have the same terms as the Option, PROVIDED, HOWEVER, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee.


              (d) SUBSTITUTE OPTION DEFINITIONS. The following terms have the meanings indicated:

              (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or any substantial part of the Issuer's assets (or the assets of any Issuer subsidiary);

             (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option; and

            (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED, HOWEVER, that if such closing price is not ascertainable due to an absence of a public market for the Substitute Common Stock, "Average Price" shall mean the higher of (i) the price per share of Substitute Common Stock paid or to be paid by any third party pursuant to an agreement with the issuer of the Substitute Common Stock and
         (ii) the book value per share, calculated in accordance with generally accepted accounting principles, of the Substitute Common Stock immediately prior to exercise of the Substitute Option; PROVIDED, FURTHER, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

              (e) CAP ON SUBSTITUTE OPTION. In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than that proportion of the outstanding Substitute Common Stock equal to the proportion of the outstanding Common Stock of the Company which the Grantee had the right to acquire immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than the proportion of the outstanding Substitute Common Stock referred to in the immediately preceding paragraph but for this clause (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and the Substitute Option Issuer.

              SECTION 8. EXTENSION OF EXERCISE RIGHT. Notwithstanding Sections 2 and 6 hereof, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended (a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid liability under
    Section 16(b) of the Securities Exchange Act by reason of such exercise; PROVIDED, HOWEVER, that in no event shall any closing date occur more than 6 months after the related Notice Date, and, if the closing date shall not have occurred within such period due to the failure to obtain any required approval by the Federal Reserve Board or any other Governmental Authority despite the best efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the Option shall be deemed to have been rescinded as of the related Notice Date. In the event
    (a) Grantee receives official notice that an approval of the Federal Reserve Board or any other Governmental Authority required for the purchase and sale of the Option Shares will not be issued or granted or (b) a closing date has not occurred within 6 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section 6.

              SECTION 9. ISSUER'S REPRESENTATIONS AND WARRANTIES. Issuer hereby represents and warrants to Grantee as follows:

              (a) CORPORATE AUTHORITY. Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Issuer, enforceable against Issuer in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought; and

              (b) AVAILABILITY OF SHARES. Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests.

              SECTION 10.  ASSIGNMENT.

              (a) ASSIGNMENT. Neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement or the Option created hereunder to any other person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event; PROVIDED, HOWEVER, that until the date at which the Federal Reserve Board has approved an application by Grantee under the BHC Act to acquire the shares of Common Stock subject to the Option, other than to a wholly owned subsidiary of Grantee, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer,

    (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board. The term "Grantee" as used in this Agreement shall also be deemed to refer to Grantee's permitted assigns. Any attempted assignment prohibited by this Section 10 is void and without effect.

              (b) RESTRICTIVE LEGEND. Any assignment of rights of Grantee to any permitted assignee of Grantee hereunder shall bear the restrictive legend at the beginning thereof substantially as follows:

              The transfer of the option represented by this assignment and the related option agreement is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between Monarch Bancorp and California Commercial Bankshares ("Issuer"), dated as of the 19th day of December, 1996. A copy of such agreement is on file at the principal office of Issuer and will be provided to any permitted assignee of the Option without change upon receipt by Issuer of a written request therefor.

    It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute assignments without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act;
    (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute assignments without such reference if the Option has been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such assignments shall bear any other legend as may be required by law.

              SECTION 11. FILINGS AND CONSENTS. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, making application if necessary, for listing of the shares of Common Stock issuable hereunder on any exchange or quotation system and applying to the Federal Reserve Board under the BHC Act and to state banking authorities for approval to acquire the shares issuable hereunder.

              SECTION 12. REMEDIES. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

              SECTION 13. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

              SECTION 14. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Plan.

              SECTION 15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution.

              SECTION 16. EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

              SECTION 17. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Plan, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

              SECTION 18. DEFINITIONS. Capitalized terms used in this Agreement and not defined herein but defined in the Plan shall have the meanings assigned thereto in the Plan.

              SECTION 19. EFFECT ON PLAN. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Plan.

              SECTION 20. SELECTIONS. In the event that any selection or determination is to be made by Grantee hereunder and at the time of such selection or determination there is more than one Grantee, such selection shall be made by a majority in interest of such Grantees.

              SECTION 21. FURTHER ASSURANCES. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

              SECTION 22. VOTING. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Common Stock covered hereby.
              SECTION 23. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

              IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.


                             MONARCH BANCORP



                             By:/s/ Hugh S. Smith, Jr.
                                -----------------------------------------
                             Name: Hugh S. Smith, Jr.
                             Title: Chairman


                             CALIFORNIA COMMERCIAL BANKSHARES



                             By:/s/ Mark H. Stuenkel
                                ----------------------------------------
                             Name: Mark H. Stuenkel
                             Title: Executive Vice President